Exhibit 10.3

LETTER AGREEMENT REGARDING CLOSING BALANCE SHEET MATTERS

                Reference is made to that certain Asset Purchase Agreement (the “Agreement”) dated April 16, 2004, by and among Boston Biomedica, Inc. (now known as Pressure BioSciences, Inc. (“PBI”)), BBI Biotech Research Laboratories, Inc. (“BBI Biotech”) and SeraCare Life Sciences, Inc. (“SeraCare”), as amended by that certain Amendment No. 1 to Asset Purchase Agreement, dated July 20, 2004.  Capitalized terms used but not defined herein shall have the meaning given such terms in the Agreement.

                Reference is also made to the Closing Balance Sheet delivered by SeraCare to PBI on November 12, 2004, a copy of which is attached hereto as Exhibit A.

                PBI has advised SeraCare that, in accordance with Section 2.5(d) of the Agreement, it objects to the Closing Balance Sheet.  PBI has requested that (i) SeraCare defer until December 15, 2004, its right under Section 2.5(d) of the Agreement to submit the dispute over the Closing Balance Sheet to the Independent Accountant, (ii) SeraCare treat the dispute over accounts receivable separately from the rest of the Closing Balance Sheet and (iii) SeraCare agree that it will first look to the Escrowed Amount for recovery of the amount, if any, by which the Target Net Asset Value exceeds the Closing Net Asset Value.

                For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, PBI, BBI Biotech and SeraCare agree as follows:

1.  With the exception of disputes over accounts receivable on the Closing Balance Sheet, which disputes will be resolved as provided in Section 2 below, all disputes over the Closing Balance Sheet will be resolved in accordance with the dispute resolution provisions specified in Section 2.5 of the Agreement, provided, however, that the parties shall have until December 15, 2004 to resolve such disputes, after which time either SeraCare or PBI may submit the disputes to the Independent Accountant as provided in Section 2.5 of the Agreement.  The parties agree that any Adjustment Amount due SeraCare will first be paid out of the Escrowed Amount, with any balance in excess of the Escrowed Amount to be paid by PBI directly to SeraCare within five business days of a written request from SeraCare.  PBI and BBI Biotech each agrees to sign and deliver to the Escrow Agent any and all joint written instructions reasonably requested by SeraCare to be delivered to the Escrow Agent (as such term is defined in the Escrow Agreement) under the Escrow Agreement in order to effect the foregoing payments.  The parties further agree that any Adjustment Amount due PBI shall be payable by SeraCare to PBI within five business days of the later of (i) the date on which the parties reach agreement on the Adjustment Amount or (ii) the final determination made by the Independent Accountant.

2.  Attached hereto as Exhibit B is a detailed listing of all of the accounts receivable (the “Accounts Receivable List”) on the estimated Closing Balance Sheet delivered by PBI to SeraCare pursuant to Section 2.5(c) of the Agreement.  The Accounts Receivable List specifies for each account receivable on the list: (i) the name of the customer owing such amount, (ii) the invoice number and date with respect to the account receivable (if a balance relates to more than one invoice, then the account receivable is detailed by invoice number for such customer), (iii)

the amount of such account receivable, and (iv) whether such account receivable is a domestic (i.e. the customer has its principal place of business in the United States of America) or international (i.e. the customer has its principal place of business outside of the United States of America) receivable.  In lieu of the dispute resolution mechanism contemplated by Section 2.5(d) of the Agreement, the parties hereby agree that SeraCare will be entitled to recover directly against the Escrowed Amount the amount of any account receivable on the Accounts Receivable List that has not been collected within 90 days of the invoice date for domestic receivables and 180 days of the invoice date for international receivables.   In the event that the balance of the Escrowed Amount is insufficient to satisfy a claim by SeraCare under this Section 2, then SeraCare shall be entitled to proceed directly against PBI for such payment, such payment to be made by PBI directly to SeraCare within five business days of a written request from SeraCare.  PBI and BBI Biotech each agrees to sign and deliver to the Escrow Agent any and all joint written instructions reasonably requested by SeraCare to be delivered to the Escrow Agent under the Escrow Agreement in order to effect the foregoing payments.  In the event that SeraCare recovers the full amount of a receivable on the Accounts Receivable List from the Escrowed Amount or from PBI under this Section 2, then SeraCare shall be deemed to have transferred, to the extent of the amount actually recovered by SeraCare under this Section 2, all of its right, title and interest in the corresponding account receivable on the Accounts Receivable List to PBI and shall remit to PBI (within five days of receipt by SeraCare) any payment on such account receivable by or on behalf of the underlying customer.  Consistent with the foregoing, PBI shall be entitled to pursue the collection of any accounts receivable that SeraCare is deemed to have transferred to PBI pursuant to this Section 2.  SeraCare shall, at times and locations reasonably convenient to PBI and SeraCare, make available to PBI, promptly upon its reasonable request, information with respect to the invoice(s) underlying any account receivable transferred by SeraCare to PBI hereunder, including payment history of such customers.  PBI agrees that for a request to be reasonable pursuant to the foregoing sentence, the sole purpose of the request must be for PBI to collect on the applicable account receivable for which it is seeking information and in no event shall PBI use any such information for any other purpose.

3.  Concurrently with the execution of this Agreement, PBI and SeraCare are executing each of (i) that certain engagement letter, dated November 16, 2004 from Weinberg & Company P.A. (“Weinberg”) to the Audit Committees of each of SeraCare and PBI (the “Engagement Letter”), and (ii) that certain letter agreement (regarding the sharing of costs and cooperation with requests from Weinberg under the Engagement Letter) dated as of the date hereof between PBI and SeraCare (the “Side Letter”).  In the event that PBI does not, within two business days of the execution of this Letter Agreement, sign each of the Engagement Letter and the Side Letter, then this Letter Agreement shall automatically terminate and be of no further force and effect, and the parties will instead continue to negotiate over the Closing Balance Sheet as provided in Section 2.5 of the Agreement as if this Letter Agreement was never executed.

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Each of the parties hereto has caused this Letter Agreement to be executed by its duly authorized officers as of this 22nd day of November, 2004.

SERACARE LIFE SCIENCES, INC.

By:	/s/ Tim Hart
Name:	Tim Hart
Its:	Chief Financial Officer

PRESSURE BIOSCIENCES, INC.

By:	/s/ Richard T. Schumacher
Name:	Richard T. Schumacher
Its:	President and Chief Executive Officer

BBI BIOTECH RESEARCH LABORATORIES, INC.

By:	/s/ Richard T. Schumacher
Name:	Richard T. Schumacher
Its:	President